                                                                     EXHIBIT 6.1


                               ADDENDUM TO LEASE
                             DATE: JANUARY 29, 1999

     That certain Lease dated June 19, 1998 by and between ARA Properties No. 1, Ltd., a Florida Limited Partnership, doing business as Eisenhower Technology Park, having an address c/o Peter Lawrence Commercial Real estate, Inc., 4710 Eisenhower Boulevard, Suite C-1, Tampa, Florida 33634, hereinafter referred to as the Lessor, and DEBITFONE INTERNATIONAL, INC. a Florida corporation, having an address at 4710 Eisenhower Boulevard Suite E-1, Tampa, FL 33634 hereinafter referred to as the Lessee, shall be amended as follows:

1. Lessee agrees to pay Lessor January 1999 rent and late fee, CAM, and sales tax and February 1999 rent, CAM, and sales tax prior to 5:00 p.m., Friday, January 29, 1999 in the amount of seventeen thousand seven hundred twelve dollars and 12/100 ($17,712.12). Said payment shall be in the form of a banker's check and cashier's check with a Florida licensed bank acceptable to Lessor.

2. Lessee shall pay to Lessor an additional security deposit in the amount of fifty thousand dollars ($50,000.00) prior to 5:00 p.m., Friday, January 29, 1999. Said payment shall be in the form of a banker's check or cashier's check with a Florida licensed bank acceptable to Lessor. Upon Lessor's receipt of the additional fifty thousand dollars ($50,000.00) subject to the terms above, then Lessee shall have a total security deposit on account with the Lessor in the amount of seventy four thousand dollars ($74,000). The total seventy four thousand dollars ($74,000.00) security deposit shall remain on account with Lessor during the term of the Lease per the terms of paragraph 31 of the Lease.

3. In consideration of the above and subject to the specific terms described above, Lessor shall terminate the Guaranty with Teledata World Services dated June 12, 1998. Teledata World Services shall have no further obligations or liabilities under the stated Guaranty as of the date of the Lease Addendum as executed by Lessor.

AGREED AND ACCEPTED:

                                     LESSOR:
                                     ARA Properties No. 1, Ltd., by its agent
                                     Peter Lawrence Commercial Real Estate, Inc.

Witnesses:                           By:  /s/ James J. Shapiro
                                          -------------------------------------
/s/                                       James J. Shapiro, President
------------------------------

/s/ Pamela S. Duke                   Date:   1/29/99
------------------------------            -------------------------------------

/s/ Pamela S. Duke                   DEBITFONE INTERNATIONAL, INC.
------------------------------
                                     By: /s/ Merritt Jesson, President
/s/                                     ---------------------------------------
------------------------------          Merritt Jesson, President

                                     Date:   1-29-99
                                          -------------------------------------








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
                           EISENHOWER TECHNOLOGY PARK

                                LEASE AGREEMENT

     THIS LEASE AGREEMENT made and entered into this 19th day of June, 1998, by and between ARA PROPERTIES NO. 1, LTD., doing business as EISENHOWER TECHNOLOGY PARK, a Florida Limited Partnership, having a mailing address c/o Peter Lawrence Commercial Real Estate, Inc., 4710 Eisenhower Boulevard, Suite C-1, Tampa, Florida 33634-6334, hereinafter referred to as the "Lessor," and DEBITFONE INTERNATIONAL, INC., a Florida corporation, having an address at 4710 Eisenhower Blvd., Suite E-1, Tampa, Florida 33634, hereinafter referred to as the "Lessee."

                                  WITNESSETH:

     1. PREMISES: Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the office and warehouse space having a mailing address of 4710 Eisenhower Blvd., Suite E-1, Tampa, Florida 33634, which office and warehouse space contains an "agreed upon" 11,192 square feet of space and is hereinafter referred to as the "demised premises." The demised premises are located in a building located in an industrial park commonly known as "Eisenhower Technology Park" and which industrial park is hereinafter referred to as the "Industrial Park." The demised premises are shown on Exhibit A, attached to this Lease and made a part hereof.

     2. TERM: The lease term of Four year(s) shall commence on July 1, 1998 and expire on June 30, 2002. If the demised premises are not available for possession by Lessee on the stated commencement date, then (i) this Lease shall not be void or voidable and Lessor shall not be liable to Lessee for any loss or damage resulting therefrom; (ii) the tenancy and Lessee's obligation to pay rent shall begin upon the date possession is given to Lessee; and (iii) the expiration date shall be adjusted so as to provide for a full Four (4) year term. If this Lease commences on other than the first day of a calendar month or expires on other than the last day of a calendar month, the installment of base rent for the applicable month will be prorated and paid on a per diem basis on the actual number of days in the applicable calendar month.

     3. RENT:

        a. As base rent for the demised premises, Lessee shall pay to Lessor the following:

           1) For the term July 1, 1998 through June 30, 1999 base rent shall be $77,224.80 per annum plus all applicable sales taxes and utilities.

           2) For the term July 1, 1999 the June 30, 2000 base rent shall be $81,086.04 per annum plus all applicable sales taxes and utilities.

           3) For the term July 1, 2000 through June 30, 2001 base rent shall be $85,140.34 per annum plus all applicable sales taxes and utilities.

           4) For the term July 1, 2001 through June 30, 2002 base rent shall be $89,397.36 per annum plus all applicable sales taxes and utilities.

        b. Base rent stipulated for each of the applicable lease years shall be paid in equal one-twelfth (1/12th) installments in advance on the first day of each calendar month for the applicable lease year together with all applicable sales or other taxes payable on, or in connection with, the payment of each installment of base rent. Base rent and all other items of rent or payments due Lessor under this Lease shall be paid to Lessor at the address of Lessor set forth above or at such other address and/or to such other party as Lessor may, from time to time, designate by written notice to Lessee in the manner hereafter set forth.

        c. Lessor hereby acknowledges receipt of Lessee's check, subject to collection, in the amount of $24,000.00, representing payment of the initial security deposit required by paragraph 31 of this Lease.

        d. Lessor hereby acknowledges receipt of Lessee's check, subject to collection, in the amount of $8,512.57, representing payment of one month(s) of base rent ($6,435.40) and Estimated Pass-Thru Expenses in advance ($1,588.90) plus sales thereon ($538.27).

        e. Lessee covenants and agrees to pay all licenses, taxes, sales taxes and assessments of every kind and character imposed by any governmental body, on, against or in connection with the operation of the business conducted on the demised premises, or against Lessee's property in or on the demised premises or on any installment of base rent or item of additional rent or other charge payable by Lessee under this Lease.

     4. REPAIR AND MAINTENANCE: Lessor shall (other than for any repairs or replacements required as a result of the acts or omissions or negligence of Lessee, its agents, officers and its and their employees or invitees) maintain




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
and replace parts and materials as required. Lessee shall, at its own expense, keep the demised premises in good repair, order and clean and, at its own expense, will remove all refuse and garbage therefrom. Garbage and refuse shall be stored at such locations and in such containers as shall be approved by Lessor. Lessee shall use such rubbish and trash removal contractors as Lessor, at its option, may designate.

     5. COMPLIANCE WITH REQUIREMENTS OF LAW: Lessee, at its sole cost and expense, shall promptly comply with all laws, statutes, ordinances, rules, orders, regulations and requirements of the Federal, State, County and local government and of any and all their departments and bureaus with jurisdiction over the demised premises, and with any directives of any public officer or officers which shall impose any violation, order or duty upon Lessor or Lessee with respect to the demised premises and/or relate to the correction, prevention and/or abatement of nuisances or other grievances in, upon or connected with the demised premises during the term hereof, Lessee shall, at Lessee's own cost and expense, also promptly comply with and obey all rules, orders and regulations of any fire underwriting or rating authority. Any governmental or municipal permits, approvals or consents required in order for Lessee to be able to use the demised premises for the purposes for which Lessee intends, and is permitted hereunder, to use the demised premises, if necessary, shall be obtained by Lessee, at Lessee's sole cost and expense, and any failure of Lessee to obtain such permits, approvals or consents shall not relieve Lessee of its obligations hereunder.

     6. UTILITIES: Lessee shall be responsible for procuring directly from the providers of all such services, and paying to such providers the costs and expenses of all utilities and services used on the premises during the term of this Lease. No trucks, cars or equipment are to be washed on the premises.

     7. ALTERATIONS: Lessee shall make no additions, installations, alterations or changes in or to the demised premises without obtaining the prior written permission of Lessor. In any event, all installations, alterations or work done by Lessee shall at all times comply with:

        a. Laws, rules, orders and regulations of all governmental or municipal bodies, authorities, departments or agencies having jurisdiction thereof and such rules and regulations as Lessor shall promulgate.

        b. Plans and specifications prepared by and at the expense of Lessee therefore submitted to Lessor for its prior written approval; no installations, alterations or any other work shall be undertaken, started or begun by Lessee, its agents, servants or employees, until Lessor has approved such plans and specifications; and no amendments or additions to such plans and specifications shall be made without the prior written consent of Lessor.

        c. Lessee agrees to pay Lessor's costs and expenses of reviewing any plans and specifications submitted for Lessor's review plus an inspection fee of One Hundred and no/100 ($100.00) Dollars per inspection.

     8. ACCESS: Lessee shall permit Lessor and other authorized by Lessor to enter upon the demised premises at all reasonable times to examine the condition thereof and conditions of Lessee's occupancy, to make such repairs, additions or alterations therein as Lessor may deem necessary, for such other purposes as may be related to Lessor's ownership or to exhibit the same to prospective tenants, purchasers and/or mortgagees. During the last six (6) months prior to the expiration of the Lease Term or any renewal term, the Lessor may exhibit the Leased Premises to prospective tenants and/or brokers and may place on or about the Leased Premises or the Project, signs, banners or other notices advertising the Leased premises as being available for lease. Lessee hereby waives all claims of any nature whatsoever, including, without limitation, damages, inconvenience to or interference with Lessee's business, lost profits or loss of quiet enjoyments, arising out of, occasioned by or in any manner related to such signage, access or notices.

     9. SIGNAGE: Lessee may not erect any sign in or on any portion of the demised premises, the building in which the demised premises are located or anywhere in the Industrial Park without Lessor's prior written approval.

     10. USE: Lessee shall use the demised premises solely for warehouse and office purposes in connection with the telecommunications equipment sales, services and storage and for no other use or purpose. Lessee shall not use, or permit the use of, the demised premises contrary to any applicable statute, ordinance, law, rule or regulation or in violation of the certificate of occupancy.

     11. LIABILITY: Lessee shall save and hold Lessor harmless from all liabilities, charges, expenses (including counsel fees) and costs on account of all claims for damages and otherwise and/or suits for or by reason of any injury or injuries to any person or property of any kind whatsoever, whether the person or property of Lessee, its agents or employees or third persons, from any cause or causes whatsoever while on or upon or in proximity to said premises or due to any breach of a covenant herein by Lessee or to Lessee's use and occupancy of the demised premises. Lessor shall not in any manner be liable to Lessee for damages, losses or any other claim resulting from Lessor's delay or failure in delivery of the demised premises.

     12. SURRENDER AND TERMINATION: All fixtures, equipment, improvements and appurtenances attached to or built into the demised premises prior to or during the term, whether by Lessor, at its expense or at the expense of Lessee, or by Lessee, shall be and remain part of the demised premises and shall not be removed by Lessee at the end of the term, unless Lessor, at least fifteen (15) days prior to the expiration of the term, notifies Lessee to remove the same. All of Lessee's removable trade fixtures and removable business equipment may be removed by Lessee upon condition that such removal does not materially damage the building and that the cost of repairing any damage to the demised premises or the building arising from such removal shall be paid by Lessee. Any property of Lessee or of any subtenant or occupant that Lessee has the right to remove or may hereunder be required to remove which shall remain in the building after the expiration or termination of the term of this Lease shall be deemed to have been abandoned by Lessee, and either may be retained by Lessor as its property or may be disposed of in such manner as Lessor may see fit; provided, however, that, notwithstanding


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
the foregoing, in the event of any failure of Lessee to promptly remove the items requested by Lessor to be removed and/or restore any damage to the building or demised premises occasioned by such removal, Lessor, at Lessee's cost and expense, may remove the items Lessee failed to remove and/or effect all repairs to the building and demised premises. If such property or any part thereof shall be sold, Lessor may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage, any arrears of base rent, additional rent or other charge payable hereunder and any damages to which Lessor may be entitled hereunder or pursuant to law. Upon the expiration of other termination of the term of this Lease, Lessee shall quit and surrender to Lessor the demised premises, broom clean, in good order and condition, ordinary wear excepted, and Lessee shall (i) remove all of its property and other items that it is permitted or required hereunder to remove and (ii) repair all damage to the building and/or the demised premises occasioned by such removal. Lessee's obligation to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease.

     13. INDEMNITY: Lessor, its agents and its and their employees shall not be liable for any damage to property of Lessee or of any other party claiming by, through or under Lessee, nor for the loss or damage to any property of Lessee by theft or otherwise. Lessee shall, at its own cost and expense, be responsible for the repairs or restoration due to, or resulting from, any theft or otherwise. Lessor or its agent shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, electrical disturbance, water, rain or snow or leaks from any part of the building or from the pipes, appliances or plumbing works or from the roof, street or sub-surface or from any other place or by dampness or by any other cause of whatsoever nature; nor shall Lessor or its agents be liable for any such damage caused by other tenants or persons in the building or caused by operations in construction of any private, public or quasi-public work; nor shall Lessor be liable for any defect (latent or otherwise) in the demised premises or in the building in which the demised premises are a part. Lessee shall reimburse and compensate Lessor as additional rent for all expenditures made by, or damages or lines sustained or incurred by, Lessor due to non-performance or non-compliance with or breach or failure to observe any term, covenants or condition of this Lease upon Lessee's part to be kept, observed, performed or complied with.

     14. NO WAIVER: The failure of Lessor to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Lessor of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Lessor unless such waiver be in writing signed my Lessor. No surrender of this Lease shall be effective without Lessor's written agreement to accept such surrender. No payment by Lessee, or receipt by Lessor, of a lesser amount than the full rent, additional rent or payment obligation hereunder shall be deemed to be other than on account for the sum or sums stipulated hereunder, nor shall any endorsement or statement on any check or any letter accompanying a payment by Lessee be deemed an accord and satisfaction and Lessor may accept such check or payment without prejudice to Lessor's right to recover the balance of such rent, additional rent or other payment or pursue any other remedy available to Lessor. No waiver, on the part of Lessor, its successors or assigns, of any default or breach by Lessee of any covenant, agreement or condition of this Lease shall be construed to be a waiver of the rights of Lessor as to any prior or future default or breach by Lessee.

     15. SUBORDINATION: This Lease is subject and subordinate to the lien of any and all (i) mortgages, deeds of trust or other security devices which may now or hereafter affect or encumber all or any portion of the Industrial Park. This clause shall be self-operative and no further instrument of subordination shall be required by any mortgagee, or holder of another security device or holder of a ground leasehold interest. In confirmation of such subordination, Lessee shall execute promptly any certificate that Lessor may request. Lessee hereby constitutes and appoints Lessor Lessee's attorney-in-fact to execute any such certificate or certificates for and on behalf of Lessee.

     16. INSURANCE: Lessee shall, during the term hereof, keep in full force and effect (i) public liability and property damage insurance with respect to the demised premises and the use and/or business operated by Lessee in the demised premises, in which the limits of public liability shall not be less than One Million and no/100 ($1,000,000.00) Dollars on account of personal injury in or the death of any one or more persons, as a result of any accident or disaster, and Five Hundred Thousand and no/100 ($500,000.00) Dollars on account of damage to property; (ii) fire and extended coverage insurance with VMM and sprinkler leakage coverage in an amount sufficient to cover the cost of replacing its property and fixtures and (iii) plate glass and other glass breakage and replacement insurance.

        a. The limits of said insurance shall not, however, in any way limit the liability of Lessee under this Lease.

        b. All insurance policies which Lessee is required to secure and maintain shall be in such form and by companies acceptable to Lessor, such acceptance to not be unreasonably withheld.

        c. Lessee shall include in its fire and plate glass insurance policies for the demised premises appropriate clauses pursuant to which the insurance carriers (i) waive all rights of subrogation against Lessor, Lessor's mortgagees and holders of any ground lease, with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive, in writing, prior to a loss any or all right of recovery against any party for losses covered by such policies. If Lessee, at any time, is unable to obtain such inclusion of either of the clauses described in the preceding sentence, Lessee shall have Lessor, Lessor's mortgagees and holders of any ground lease named in such policies as insureds. Lessee hereby waives any and all right of recovery which it might otherwise have against Lessor, its contractors, agents and its and their employees, for loss or damage to Lessee's furniture, furnishings, fixtures and other property and all other losses covered by the insurance required to be carried by Lessee. Lessee shall, concurrently with its execution of this Lease (and thereafter, at least thirty (30) days prior to the expiration of any policy) furnish Lessor with a duplicate original of all insurance carried by Lessee at the demised premises with evidence that the premiums therefor has been paid current.


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
        d. All public liability policies required by this Lease to be obtained by Lessee shall name Lessor and such other parties as Lessor shall designate as an insured thereunder;

     17. DEFAULT: Time is of the essence with regard to the performance of Lessee's obligations under this Lease. Any of the following constitutes a default of this Lease by Lessee:

        a. Failure to pay any installment of base rent, item of additional rent or other charge payable under this Lease on the applicable payment date.

           Lessee shall pay Lessor interest at the rate of eighteen (18%) percent simple interest per annum (or if such rate be illegal, at the maximum rate permitted by law, and any payment in excess of that which is permitted by law shall, and be deemed to be, an advance payment of base rent and shall be applied against the installments of base rent next becoming due) on all payments due under this Lease that are not made on the date when due, calculated from the date when due until paid in full.

        b. Failure to cure any other default of Lessee's obligations under this Lease for a period of ten (10) days after notice specifying the nature of the default.

        c. Vacation or abandonment of the demised premises.

        d. Lessee files a voluntary petition in bankruptcy or is adjudicated insolvent or a bankrupt, or makes an assignment for the benefit of creditors, or files a petition for relief under any applicable bankruptcy law, or consents to the appointment of a trustee or receiver of all or any substantial part of its property; or

        e. An involuntary petition under any applicable bankruptcy law is filed against Lessee and is not vacated within thiry (30) days.

     18. LESSOR'S REMEDIES: Upon Lessee's default and the expiration of any applicable grace period, Lessor may, at Lessor's option, take any one or more of the following actions without further notice or demand.

        a. Declare all base rent, additional rent and other charges for the entire remaining portion of the term immediately due and payable.

        b. Bring an action against Lessee to collect all base rent and other sums due and owing Lessor, or to enforce any other term or provision of this Lease.

        c. Terminate this Lease by three (3) days' written notice to Lessee. In the event of termination, Lessee agrees to immediately surrender possession of the demised premises. If Lessor terminates this Lease, Lessor may recover from Lessee all damages Lessor incurs by reason of Lessee's default, including damages equal to the present value of the difference between the base rent due for the remainder of the term and the market value rent rate for the remainder of the term, and all Lessor's costs, expenses and attorneys' fees.

        d. Lessor may pay or perform, or cause to be paid or performed, any obligation of Lessee under this Lease, for Lessee's account, and Lessee shall promptly reimburse Lessor, upon demand, for all Lessor's costs, expenses and attorneys' fees so incurred.

        e. Relet the demised premises for Lessee's account without terminating this Lease. All sums received by Lessor from reletting shall be applied first to Lessor's reasonable costs and expenses incurred in reletting, including, without limitation, Lessor's attorneys' fees, advertising costs, brokerage commissions and costs of alterations, improvements and repairs to the demised premises expended or incurred by Lessor in order to effect such reletting, then to the payment of all sums due under this Lease. Upon Lessor's demand, Lessee shall pay any deficiency to Lessor as it arises.

        Lessor's remedies in this paragraph 18 are cumulative and in addition to any other remedies available at law or in equity.

     19. DESTRUCTION - FIRE OR OTHER CAUSE: If the demised premises shall be partially damaged by fire or other cause without the fault or neglect of Lessee or Lessee's servants, employees, agents, invitees or licensees, Lessor shall, upon Lessor's receipt of the insurance proceeds and to the extent such proceeds are allocable or attributable to the demised premises, repair the portions of the demised premises covered by Lessor's insurance, and the rent until such repairs shall have been made shall be apportioned according to the part of the demised premises which is usable by Lessee. But if such partial damage is due to the fault or neglect of Lessee or Lessee's servants, employees, agents, invitees or licensees, without prejudice to any other rights and remedies of Lessor and without prejudice to the rights of subrogation of Lessor's insurer, the damages shall be required by Lessor but there shall be no apportionment or abatement of rent. If the demised premises are totally damaged or are rendered wholly untenantable by fire or other cause and Lessor shall decide not to restore or not to rebuild the same, or if the building of which the demised premises are a part shall be so damaged that Lessor shall decide to demolish it or not to rebuild it, or if the damage occurs in the last year of the then term of this Lease, or if the building of which the demised premises are a part (whether or not the demised premises have been damaged) should be damaged to the extent of fifty (50%) percent or more of the then monetary value thereof, or if the damage resulted from a risk not fully covered by Lessor's insurance, then or in any of such events, Lessor may, within ninety (90) days after such fire or other cause, give Lessee a notice of Lessor's election to cancel this Lease, and thereupon the term of this Lease shall expire by lapse of time upon the third day after such notice is given, and Lessee shall vacate the demised premises and surrender the same to Lessor. For purposes of this Lease, the term
"Lessor's receipt of insurance proceeds" shall mean the portion of the insurance proceeds paid over to Lessor free and clear of any collection by mortgagees for the value of the damage, attorney fees and other costs of compromise, adjustment, settlement and collection of the insurance proceeds.

     20. LEGAL FEES: In the event it shall become necessary for either party at any time to institute any legal action or proceedings of any nature for the enforcement of this Lease, or any of the provisions hereof, or to employ an attorney-at-law therefor and said party prevails in such action or proceedings, then the non-prevailing party shall pay to the prevailing party such prevailing party's costs (including a reasonable attorney's fee) incurred in such action or proceedings.

     21. CONDEMNATION: If all of the building in which the demised premises are located is taken by or under the power of eminent domain (or conveyance in lieu thereof), this Lease shall terminate on the date the condemning authority takes possession. In all other cases of any taking of the building of which the demised premises are a part by the power of eminent domain (or conveyance in lieu thereof), Lessor shall have the option of electing to terminate this Lease. If Lessor does not elect to terminate, Lessor shall do the work necessary so as to constitute the portion of the building not so taken a complete architectual unit and Lessee shall do all other work necessary for it to use and occupy the demised premises for its permitted purpose. During the period of Lessor's repairs, rent shall abate in an amount bearing the same ratio as the portion of the demised premises usable by Lessee bears to the entire demised premises; and Estimated Pass-Thru Expenses shall, at Lessor's discretion, be equitably adjusted. Rent and Estimated Pass-Thru Expenses shall be equitably adjusted, as of the date the condemning authority permanently acquires possession of any portion of the demised premises, to reflect any permanent reduction in the tenantable portion of the demised premises. Lessee shall not be entitled to, hereby expressly waives, and hereby assigns to Lessor all Lessee's right, title and interest in and to, any condemnation award for any taking (or consideration paid for a conveyance in lieu thereof), whether whole, partial, temporary or permanent, and whether for diminution of the value of Lessee's interest in this Lease or term thereof or to the lease improvements or for any other claim or damage, except Lessee shall not be precluded from seeking a separate claim for business damages or to moving expenses against the condemning authority provided any awards or proceeds sought by, or paid to, Lessee does not reduce or diminish in any way or amount the awards or proceeds otherwise payable to Lessor.

     22. ASSIGNMENT AND SUBLETTING: Lease shall not assign the Lease or sublease all or any portion of the demised premises during the term of this Lease without first obtaining the written consent of Lessor.

     23. PARKING: Lessee shall not park any vehicle, in any area, where said parking will constitute a problem to other tenants. Parking areas shall be provided at no additional cost to Lessee. Lessor reserves the right at all times during the term hereof to designate and redesignate such parking areas and to prescribe the use thereof by reasonable rules and regulations. Lessee, its officers, employees, guests, invitees and visitors shall not at any time park trucks or vehicles in any of the areas designated for automobile parking. Lessee shall not be entitled to any minimum or maximum parking spaces or areas. Lessor shall have no responsibility to police or otherwise insure Lessee's or other lessees' use thereof. Parking areas shall be provided by Lessor for use by Lessee, it officers, employees, guests, invitees and visitors in common with the other tenants of the Industrial Park, their officers, employees, guests, invitees, visitors and such other parties as Lessor shall, from time to time permit, on a "first come-first served" basis. All parking spaces and parking areas shall be non-attended and shall be utilized at the vehicles owner's risk. Lessor shall not be liable for any injury to persons or property or loss by theft or otherwise to any vehicle or its contents. Vehicles parked on lawn areas are subject to being towed away at vehicle owner's expense.

     24. KEYS: At the expiration or earlier termination of the Lease, Lessee shall furnish Lessor with at least one (1) key to each door or other locked area in or to the demised premises.

     25. MECHANICS' LIENS: Neither Lessor nor the property shall be liable for any labor, services or materials furnished or to be furnished to Lessee upon credit, and no mechanic's or other lien for any such labor, services or materials shall attach to, encumber or in any way affect the reversionary interest or other estate or interest of Lessor in and to the land or the property comprising the Industrial Park. Nothing in this Lease shall be construed as a consent by Lessor to subject Lessor's reversionary interest in the demised premises to liability under the Florida Mechanic's Lien Law. If, as a result of any work or installation made by, or on behalf of Lessee, or Lessee's maintenance and repair of the demised premises, a claim of lien is filed against the demised premises or all or any portion of the Industrial Park, within ten (10) days after it is filed, Lessee shall either satisfy the claim of lien or transfer it to a bond as permitted by Chapter 718 of the Florida Statutes. If Lessee fails to do so within the ten (10) day period, Lessor may transfer the lien to a bond as permitted by Chapter 718 of the Florida Statutes or satisfy the lien, and Lessee shall reimburse Lessor for all Lessor's costs and expenses (including reasonable attorney's fees) incurred in connection therewith.

     26. NOTICES: All notices by Lessee to Lessor or by Lessor to Lessee with regard to this Lease must be in writing and shall be deemed conclusively delivered when same are either hand delivered, or deposited in the U.S. mail, postage prepaid, certified, return receipt requested, or picked up for delivery by a nationally recognized courier for overnight delivery with such delivery charge being prepaid, if to Lessor, addressed to Lessor at the address set forth for Lessor on page 1 of this Lease or if to Lessee, at the address set forth for Lessee on page 1 of this Lease prior to Lessee's initial occupancy of the demised premises and thereafter at 4710 Eisenhower Blvd., Suite E-1, Tampa, Florida 33634. Either party hereto may, by notice given as aforesaid, designate a different address or addresses for notices.

     27. LESSEE'S PROPORTIONATE SHARE: During the term of this Lease, Lessee agrees to pay Lessor, as additional rent, Lessee's proportionate share of (i) all real property taxes and assessments (including any changes or additions to any existing method of taxation) for the Land and Buildings,(ii) all premiums for fire, casualty and extended coverage (including, without limitation, rent insurance and VMM) and public liability insurance maintained by Lessor for the Land and Buildings, (iii) all Operating Expenses, as such term is hereinafter defined, incurred or expended by Lessor for the Industrial Park and (iv) all fees, levies, charges impositions, taxes or assessments imposed by Federal, State or local government upon the use or ownership of the Land and Buildings or receipts of rent for the Land and Buildings (hereafter collectively, "Pass-

(including, without limitation, rent insurance and VMM) and public liability insurance maintained by Lessor for the Land and Buildings, (iii) all Operating Expenses, as such term is hereinafter defined, incurred or expended by Lessor for the Industrial Park and (iv) all fees, levies, charges, impositions, taxes or assessments imposed by Federal, State or local government upon the use or ownership of the Land and Buildings or receipts of rent for the Land and Buildings (hereafter, collectively "Pass-Thru Expenses"). Lessee's proportionate share for the purposes of this paragraph no. 27 shall be 5.72%. Such percentage is computed on the basis that the demised premises consist of Eleven Thousand One Hundred Ninety Two (11,192) square feet, and the Buildings consist of one hundred ninety-five thousand six hundred twenty-five (195,625) square feet. Lessee's proportionate share shall be recomputed if, and each time, the aggregate size of the buildings is reduced. On or about January 1 of each year, the Lessor shall provide the Lessee with the Lessor's estimate of the Pass-Thru Expenses on a per square foot basis for that year, ("Estimated Pass-Thru Expenses"). For calendar year 1998, the Estimated Pass-Thru Expenses on a per square foot basis are $1.65 per square foot, and Lessee's proportionate share of the Estimated Pass-Thru Expenses is $18,466.80. Lessee shall pay one-twelfth (1/12) of Lessee's proportionate share of the Estimated Pass-Thru Expenses on a monthly basis in the amount of $1,538.90, plus sales tax of $103.88 for a monthly total of $1,642.78 throughout the term of the Lease, on or before the same day that the Lessee's base rent payment for that month is due. Lessor shall, within a period of one hundred twenty (120) days (or as soon thereafter as practical) after the close of each calendar year provide to Lessee an unaudited statement of such year's actual Pass-Thru Expenses. If the actual Pass-Thru Expenses for the year are greater than the Estimated Pass-Thru Expenses, Lessee shall pay Lessor, within thirty (30) days of Lessee's receipt of such statement, Lessee's proportionate share of such excess. If the Estimated Pass-Thru Expenses are greater than the actual Pass-Thru Expenses, then Lessor shall credit such excess against Lessee's next monthly payment(s) of Estimated Pass-Thru Expenses coming due immediately after the issuance of such statement. The term "Operating Expenses" shall mean the total of the amount of expenses, cost or charges expended, paid or incurred by Lessor in any calendar year with respect to the repair, replacement, operation and maintenance of the Land and Buildings, including but not limited to, electricity, water, fuel, water rates, sewer charges or rent, air conditioning, labor cost, security cost, elevator charges, service contracts, management charges, window and other cleaning, refuse removal, landscaping, interior and exterior repairs and replacement, and drainage and parking field operation, maintenance, repairs and replacements (including, without limitation, lighting, stripping and resurfacing), the cost of painting and decorating the common areas of the Buildings, and all other expenses, cost and charges relative to the repair, replacements, operation and maintenance of the Land and Buildings, including all legal and auditing fees necessarily incurred in connection with the foregoing and including all improvements and equipment required by any Federal, State or local law or government regulation, but not including taxes and insurance which are included in Paragraphs (i) and (ii) above.

     28. AIR-CONDITIONING: Lessee has the right to inspect the air-conditioning system. Upon notification by Lessee prior to August 1, 1998, Lessor will make any needed repairs and perform any maintenance to place the air-conditioning system in good working order, after which time the air-conditioning system will be the sole responsibility of Lessee who shall maintain and repair the same pursuant to, and in accordance with, the terms and conditions of paragraph 39 hereof.

     29. "AS-IS": Lessor shall not be required to do any work in, on or upon the demised premises or the building ready the same for Lessee's use or occupancy of the demised premises and Lessee agrees to accept the demised premises in an "as is" condition, it being acknowledged that Lessee is fully familiar with the condition of the demised premises and that Lessee has either undertaken an exhaustive examination of the same prior to the execution of this Lease or has waived the opportunity to undertake such inspection.

     30. WAIVER OF JURY COUNTERCLAIM: It is mutually agreed by and between Lessor and Lessee that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out or in any way connected with this Lease, the relationship of Lessor and Lessee, Lessee's use or occupancy of said demised premises and/or any claim of injury or damage and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Lessor commences any summary proceeding or action for non-payment of rent, additional rent or other charge payable hereunder, Lessee will not interpose any counterclaim of whatsoever nature or description in such proceeding or action or seek to consolidate any action or proceedings with Lessor's action or proceedings. Lessor and Lessee agree that in the event of any litigation regarding this Lease, its terms and the enforcement of the rights and obligations of the parties hereto, the sole proper venue for any such litigation shall be in Hillsborough County, Florida.

     31. SECURITY: Lessee has deposited with Lessor the sum of ($24,000.00) Dollars as security for the faithful performance and observance by Lessee of the terms, provisions and conditions of this Lease; it is agreed that in the event Lessee defaults in respect of any of the terms, provisions and conditions of this Lease, Lessor may, without prejudice to any other remedy which Lessor may have on account therefor, appropriate, use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any sum as to which Lessee is in default and Lessee shall forthwith, upon demand of Lessor, restore said security to the original sum deposited, Lessor may commingle the security deposit with its other funds and no interest shall be payable to Lessee. In the event that Lessee shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the security shall be returned to Lessee after the date fixed at the end of this Lease and after delivery of entire possession of the demised premises to Lessor. In the event of a sale of the land and building or leasing of the building, Lessor shall have the right to transfer the security to the vendee or lessee and Lessor shall thereupon be release by Lessee from all liability for the return of such security.

     32. FLORIDA LAW: This Lease shall be governed by and construed in accordance with the laws of, or applicable to, the State of Florida.

     33. BROKER: Lessee represents that the sole broker instrumental in consummating this Lease was Hanover Real Estate of Tampa, Inc. and that no dealings or prior negotiations were had with any other broker concerning the renting of the demised premises. Lessee agrees to hold Lessor harmless against any claims for brokerage commissions, other than those made by Hanover Real Estate of Tampa, Inc. arising out of any conversations had by Lessee with any broker other than Hanover Real Estate of Tampa, Inc.

     35. RULES AND REGULATIONS: Lessee shall observe faithfully and comply strictly with the rules and regulations set forth in Exhibit B attached hereto and made a part hereof and any amendments or supplements thereto and such further rules and regulations as Lessor may, from time to time, adopt or promulgate.

     36. RADON: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed Federal and State guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the county public health unit in which the demised premises are located.

     37. WAIVER OF LIABILITY: The term "Lessor" as used in this Lease shall mean only the owner or mortgagee in possession, for the time being, of the building, or the lessee or leasehold mortgagee in possession, for the time being, of a lease of the building (which may include a lease of the land), so that in the event of any transfer of title to the building or any assignment of said lease, or in the event of lease of the building or of the land and building, the entity so transferring, assigning or leasing shall be and hereby is entirely freed and relieved of all covenants and obligations of Lessor hereunder, and it shall be deemed and construed as a covenant running with the land without further agreement between the parties and their successors in interest, or between the parties and any such transferee assignee or lessee, that the said transferee, assignee or lessee has assumed and agreed to carry out any and all covenants and obligations of Lessor hereunder. Lessee agrees to look solely to the estate and interest of Lessor in the land and building, and subject to prior right of any mortgage of the land and/or building, for the collection of any judgment (or other judicial process) recovered against Lessor based upon the breach by Lessor of any of the terms, conditions or covenants of this Lease on the part of Lessor to be performed, and no other property or assets of Lessor shall be subject to levy, execution or other enforcement procedures for the satisfaction of Lessee's remedies under or with respect to either this Lease, the relationship of Lessor or Lessee hereunder, or Lessee's use and occupancy of the demised premises.

     38. RIGHT OF LESSOR TO DISCHARGE OBLIGATIONS OF LESSEE: If Lessee shall fail to perform or observe any of the terms, obligations or conditions, contained herein on its part to be performed or observed hereunder, within the time limits set forth herein, Lessor may, at its option, but shall be under no obligation to do so, perform or observe the same and all costs and expenses incurred or expended by Lessor in such performance or observance shall, upon demand by Lessor, be immediately repaid to Lessor by Lessee together with interest thereon at the higher of eighteen (18%) percent per annum or one hundred twenty (120%) percent of the prime rate charged by Citibank, N.A. (or if both rates be illegal, at the maximum rate permitted by law) to the date of repayment. For the purposes of this Lease, the term "prime rate" shall mean the rate then being charged by Citibank, N.A. to its largest corporate customers for unsecured loans of ninety (90) days or less.

     39. SERVICE CONTRACTS: In addition to Lessee's other obligations contained herein, Lessee specifically agrees to keep and maintain in good order and condition the heating, air-conditioning and ventilating systems and equipment now or hereafter located on and/or servicing the demised premises;
and in connection therewith, Lessee shall, at its sole cost and expense, obtain, procure and keep in full force and effect, throughout the term of this Lease, a standard maintenance agreement by a contractor approved by Lessor, such approval not to be unreasonably withheld or delayed, which agreement must be acceptable in form and content to Lessor, and provide, among other things, for the contractor to furnish the parts and labor necessary to repair and maintain such systems and equipment in good working order and to provide prophylactic inspections and maintenance services on at least quarter annual intervals, a copy of which service contract shall be given to Lessor within sixty (60) days after the execution of this Lease, and thereafter at least sixty (60) days prior to the expiration date of the then current contract.

     40. BINDING ON SUCCESSORS, ETC.: Except as otherwise provided in this Lease, the covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Lessor and Lessee and their respective legal representatives, successors and assigns.

     41. LATE CHARGE: Lessee shall pay to Lessor a late charge of ten (10(cents)) cents per dollar for any installment of base annual rent, any item of additional rent or other charge payable hereunder which Lessee has failed to pay to Lessor within ten (10) days of Lessor's demand, not as penalty, but to help defray administrative and other expenses involved in handling delinquent payments. In the event any check given to Lessor by, or on behalf of, Lessee is returned to Lessor by its bank for insufficient funds or for any other reason or is otherwise uncollectible, Lessee shall pay to Lessor a service charge in the sum equal to the higher of (i) Ten and no/100 ($10.00) Dollars for each check so returned or otherwise uncollected or (ii) five (5%) percent of the amount of the check so returned or otherwise uncollected, which service charge, if applicable and if not prohibited by law, shall be in addition to, and not in substitution of, any "late charge".


     42. ATTORNMENT: If Lessor's interest in the ground lease or demised premises or the building is encumbered by a mortgage and such mortgage is foreclosed, or Lessor's interest in the ground lease, the demised premises or building is acquired by deed in lieu of foreclosure or if Lessor's interest in the ground lease, the demised premises or building are sold pursuant to such foreclosure or by reason of a default under said mortgage, then notwithstanding such foreclosure, such acquisition by deed in lieu of foreclosure, such sale, or such default (i) Lessee shall not disaffirm this Lease or any of its obligations hereunder and (ii) at the request of the applicable mortgagee, transferee by deed in lieu of foreclosure or purchaser at such foreclosure or sale, Lessee shall attorn to such mortgagee, transferee or purchaser and execute a new lease for the demised premises for the rentals reserved herein and otherwise setting forth all of the provisions of this Lease except that the term of such new lease shall be for the balance of the term of this Lease.

     43. EXECUTION OF LEASE: The submission of this Lease for examination does not constitute a reservation or option of any kind or nature whatsoever on or for the demised premises or any other space within the building and shall vest no right in either party. This Lease shall become effective as a lease only upon execution and legal delivery thereof by the parties hereto. This Lease may be executed in more than one counterpart, and each such counterpart shall be deemed to be an original document.

          44. MORTGAGEE PROTECTION CLAUSE: Lessee agrees to give any mortgage and/or trust deed holders, by certified mail, a copy of any notice of default served upon Lessor. Lessee further agrees that if Lessor shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have such additional time as may be necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so pursued.

          45. PARTIAL INVALIDITY: If any provision of this Lease or application thereof to any person or circumstance shall to any extent be invalid, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

          46. HOLDING OVER: Any holding over after the expiration of the term or any validly exercised renewal term shall be construed to be a tenancy from month to month at the rent equal to twice the base and additional rentals and other charges specified herein (prorated on a monthly basis) and shall otherwise be on the terms herein specified so far as applicable.

          47. HAZARDOUS MATERIALS: Lessee covenants and agrees, at its sole cost and expense, to indemnify, protect and save Lessor harmless against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, attorneys' and experts' reasonable fees and disbursements) of any kind or of any nature whatsoever (collectively, the "Indemnified Matters") which may at any time be imposed upon, incurred by or asserted or awarded against Lessor and arising from or out of any Hazardous Materials (as hereinafter defined) on, in, under or affecting all or any portion of the demised premises. As used herein, "Hazardous Materials" means petroleum products and any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such in any Laws (as hereinafter defined) or materials which are required by any Laws to be encapsulated or removed from the demised premises or any surrounding area. As used herein, "Laws" means any Federal, State or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments.

                   Indemnified Matters shall include, without limitation, all of the following: (i) the costs of removal of any and all Hazardous Materials from all or any portion of the demised premises or any surrounding areas (except that the indemnity provided for under this paragraph shall not cover the costs of such removal unless either (a) such removal is required by any Laws or (b) any present or future use, operation, development, construction, alteration or reconstruction of all or any portion of the demised premises is or would be conditioned in any way upon, or is or would be limited in any way until the completion of, such removal in accordance with any Laws), (ii) additional costs required to take necessary precautions to protect against the release of Hazardous Materials on, in, under or affecting the demised premises into the air, any body of water, any other public domain or any surrounding areas and
(iii) costs incurred to bring the demised premises and any surrounding areas into compliance with all applicable Laws with respect to Hazardous Materials. All removal work referred to in clause (i) above, all work and other actions to take precautions against release referred to in clause (ii) above and all work and other actions performed in order to comply with Laws referred to in clause
(iii) above are herein collectively referred to as "Corrective Work."

                   Lessor's rights under this paragraph 47 shall be in addition to all other rights of Lessor under this lease. Notwithstanding anything to the contrary contained herein, the indemnity provided for under this paragraph 47 with respect to surrounding areas shall not extend to the cost of Corrective Work on, in, under or affecting any surrounding areas, if the applicable Hazardous Materials did not originate from any portion of the demised premises, unless the removal of any Hazardous Materials on, in under or affecting any surrounding areas is required by Law or by order or directive of any Federal, State or local governmental authority in connection with the Corrective Work on, in, under or affecting any portion of the demised premises.

          48. ESTOPPEL CERTIFICATE: Lessee agrees, at any time, and from time to time, upon not less than ten (10) days' prior notice by Lessor, to execute, acknowledge and deliver to Lessor, a statement in writing addressed to Lessor or such other party as Lessor shall designate certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modification), stating the dates to which base rent, additional rent and other charges have been paid, the amount of security deposited, if any, and stating whether or not there exists any default in the performance of any covenant, agreement, term, provisions or condition contained in this Lease, and, if so, specifying each such default and containing such other information, items and certifications as Lessor shall request, it being intended that any such statement delivered pursuant hereto may be relied upon by Lessor and by any purchaser, mortgagee or prospective mortgagee of any mortgage affecting all or any portion of the Industrial Park and by any lessor under a ground or underlying lease affecting all or any portion of the Industrial Park.

     49. FINANCIAL STATEMENTS: Lessee hereby agrees, from time to time and at the request of Lessor, to furnish Lessor, within thirty (30) days of each such request, with such audited financial statements of Lessee as Lessor shall require in order to reasonably determine the financial condition of Lessee. Such statements shall be prepared by an independent certified public accountant and shall include, without limitation, Lessee's net worth statements and statements of financial position and retained earnings statement of Lessee and its subsidiaries, if any, for the preceding three (3) years. Lessee agrees that Lessor may furnish any of its lenders or potential lenders or purchasers copies of such financial statements and records. Lessor agrees to hold, and to cause its lender and potential lenders and purchasers to hold, such financial statements in confidence and not to disclose such records to any party other than such party as shall have a financial interest in the Industrial Park or who has a loan on all or any portion of the Industrial Park or who is interested in making a loan on all or any portion of the Industrial Park or who is interested in purchasing all or a portion of the Industrial Park.

            IN WITNESS WHEREOF, we have hereunto set our hands and seals the day and year first above written.


                                     LESSOR:

Witnesses:                           ARA PROPERTIES NO. 1, LTD., by its agent,
                                     Peter Lawrence Commercial Real Estate, Inc.


 /s/                                 By:  /s/ James J. Shapiro
-------------------------------         -------------------------------
                                        James J. Shapiro, President

/s/                                  Date: 6/19/98
-------------------------------           -----------------------------



                                     LESSEE:

Witnesses:                           DEBITFONE INTERNATIONAL, INC.



 /s/                                 By:  /s/
-------------------------------         -------------------------------


/s/                                  Date: 6/12/98
-------------------------------           -----------------------------

                                   [DIAGRAM]


















                                                      EISENHOWER TECHNOLOGY PARK
                                                      Suite E-1
                                                      11,192 SF (MOL)
                                                      Scale: 1" = 18'0"

                                  EXHIBIT "B"
                           EISENHOWER TECHNOLOGY PARK
                             RULES AND REGULATIONS

1. Lessee shall not obstruct or impede the use of the Common Areas by others nor use the Common Areas for other than their intended purposes.

2. Lessee shall lock the demised Premises and shut off water faucets, lights and electrical equipment and appliances located in the Leased Premises before leaving the demised Premises each day.

3. All deliveries and shipments shall be made only at Lessee's loading dock(s) or other areas designated by Lessor.

4. Lessee shall place garbage and refuse only in trash containers approved by Lessor. Such containers shall be kept either inside the demised Premises or outside the demised Premises in such areas as are from time to time designated by Lessor. The Lessor shall approve the trash collection and disposal service which will be utilized to empty and haul away such garbage and refuse and the times and days of the week such containers shall be emptied. Lessee shall pay for the cost of the containers and the periodic trash collection and disposal charges.

5. No aerials or antennae shall be placed by Lessee on or about the Building or Industrial Park.

6. Lessee shall not engage in any activity nor utilize any machinery or apparatus which shall be heard, smelled or seen outside the demised Premises.

7. Lessee shall not use the plumbing facilities serving the demised Premises for the disposal of refuse or any other improper use. Lessee shall, at its sole cost expense, repair any damage to such plumbing facilities caused by any such misuse.

8.   No animals or birds shall be allowed in or about the demised Premises.

9.   Lessee shall not store any personal property outside the demised Premises.

10. Lessee shall, at the request of Lessor, retain a pest and rodent extermination service approved by Lessor which shall periodically treat the demised Premises in a manner and at such times as are approved by Lessor.

11. Lessee shall not burn or incinerate trash, refuse or any other items in or outside the demised Premises.

12. Lessee shall not alter nor add locks or bolts on doors providing ingress and egress to the demised Premises.

13.  Lessee shall not allow anyone to reside or sleep in the demised Premises.

14. Lessor shall not be responsible for any loss, theft or disappearance of personal property from the demised premises and/or Industrial Park.

15. Lessee shall park only in those areas designated by Lessor. Lessee shall comply with all directional and other signs posted in the parking areas and shall use only one (1) parking stall per vehicle. Lessee shall not park mobile homes, trailers or similar vehicles in the common parking areas. No inoperable vehicle shall be allowed to remain in the common parking areas. Any vehicle which is parked in the common parking areas by Lessee in violation of these Rules and Regulations may be towed away at Lessee's expense.

16. Lessee shall not cover all or any part of any window or door of the Building without obtaining the prior written approval of the Lessor.

17. Lessee shall not conduct or permit to be conducted any auction or similar sale on or about the demised premises.

18. Lessee shall not wash, service or repair any vehicles on or about the Industrial Park.

These Rules and Regulations and any amendments hereto are intended to supplement the terms and provision of the Lease and where possible shall be applied and interpreted in a manner which is consistent with the terms and provisions of the Lease. In the event of a conflict between the Lease and these Rules and Regulations, or any amendments thereto, the Lease shall govern. If Lessee fails to fully comply with these Rules and Regulations, Lessor may, in its sole discretion and without waiving any other right or remedy, undertake such actions on behalf of Lessee as Lessor determines are necessary to cause Lessee to fully comply with these Rules and Regulations. All costs, expenses and fees expended by Lessor to insure full compliance with these Rules and Regulations shall constitute Additional Rent under the Lease and be immediately due and payable by the Lessee upon demand and shall bear interest at the rate of fifteen percent (15%) per annum until paid.